Exhibit 99.1

GrowLife, Inc. Announces Thom Kozik as New Board Member

October 05, 2017 09:00 AM Eastern Daylight Time

KIRKLAND, Wash.--(BUSINESS WIRE)--GrowLife, Inc. (PHOT), one of the nation’s most recognized indoor cultivation service providers, today announced that it has appointed Thom Kozik as its newest member of the Company’s Board of Directors. Well regarded as a disruptive influence for innovation, Kozik has led or assisted global organizations large and small to discover new sources of revenue, areas of efficiency, and unknown markets and products.

In his more than 30 years experience with corporations such as Marriott International, Microsoft, Yahoo, and Atari, along with several startups, he has held executive roles in marketing, business development, and product development. Over the past decade Kozik’s core focus has been the behavioral economics of online consumers and communities, and methods to maximize their lifetime value, and leveraging technology to reduce acquisition costs while increasing retention.

“We are excited to have appointed a new member to the Board of Directors who truly believes in the vision of GrowLife,” said Marco Hegyi, CEO of GrowLife, Inc. “Thom’s vast experience that includes pioneering new ways to engage consumers and B2B strategic partners positions him as a great fit for GrowLife, which measures its success by its customer’s success. We look forward to hearing Thom’s input as our Company continues to evolve and scale to best serve the needs of the indoor cultivation industry.”

“I am impressed by GrowLife’s strategic roadmap to achieve product and marketplace innovation,” Kozik said. “With the rapid pace this market is evolving, it is crucial to leverage every moment of engagement with suppliers and consumers alike. I am proud to support GrowLife as the Company further defines itself as a leader in the space.”

Kozik also serves on the board of Loyyal, a leading platform for using Blockchain technology for maximizing customer engagement, as well as on two boards in the nonprofit sector.

For more information about GrowLife and GrowLifeEco.com, please visit the company website. Additional commentary on the Company as well as the industry is also provided on the CEO’s blog. Specific financials and corporate actions on GrowLife (PHOT), can be found in the filings at the SEC website.

About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics equipment, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

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